                        MERCER MUTUAL INSURANCE COMPANY
                              10 NORTH HIGHWAY 31
                          PENNINGTON, NEW JERSEY 08534

                   NOTICE OF SPECIAL MEETING OF POLICYHOLDERS

     Notice is hereby given that a Special Meeting of Policyholders (the "Special Meeting") of Mercer Mutual Insurance Company ("Mercer Mutual" or the "Company") will be held at The Conference Center at LaSalle University Bucks
County, 33 Silver Lake Road, Newtown, Pennsylvania, on                ,
               1998 at 9:00 a.m. Business to be considered at the Special Meeting shall be:

          (1) To consider and vote upon the Amended and Restated Plan of Conversion from Mutual to Stock Organization (the "Plan") providing for the conversion of Mercer Mutual from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company, and certain related transactions including the adoption of Amended and Restated Articles of Incorporation of Mercer Mutual.

          (2) To consider and vote upon any other matters that may lawfully come before the Special Meeting.

     As of the date of mailing of this Notice of Special Meeting, the Board of Directors is not aware of any other matters that may come before the Special Meeting.

     Under the Bylaws of Mercer Mutual, each named insured under a policy of insurance issued by Mercer Mutual that was in force at the close of business on October 17, 1997 is a policyholder entitled to vote, except that each such policy is entitled to only one vote at the Special Meeting.

                                          BY THE ORDER OF THE BOARD OF DIRECTORS

                                          William C. Hart
                                          President, Chief Executive Officer and
                                          Director

            , 1998
Pennington, New Jersey
                            ------------------------

     YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD(S) AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                        MERCER MUTUAL INSURANCE COMPANY

                                PROXY STATEMENT

     YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF DIRECTORS OF MERCER MUTUAL INSURANCE COMPANY FOR USE AT A SPECIAL MEETING OF ITS
POLICYHOLDERS TO BE HELD ON             , 1998 AND ANY ADJOURNMENT OF THAT
MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING.

     YOUR BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" THE AMENDED AND RESTATED PLAN OF CONVERSION FROM MUTUAL TO STOCK ORGANIZATION OF MERCER MUTUAL.

                                  INTRODUCTION

     Purpose of Meeting. A Special Meeting of Policyholders (the "Special Meeting") of Mercer Mutual Insurance Company ("Mercer Mutual" or the "Company") will be held at The Conference Center at LaSalle University Bucks County, 33
Silver Lake Road, Newtown, Pennsylvania on                ,             , 1998,
at 9:00 a.m., local time. The purpose of the Special Meeting is to consider and vote upon an Amended and Restated Plan of Conversion from Mutual to Stock Organization (the "Plan"), which was unanimously adopted by the Company's Board of Directors and which, if approved by two-thirds of the votes cast at the Special Meeting by named insureds under policies of insurance issued by the Company that were in force at the close of business on October 17, 1997 ("Eligible Policyholders"), will permit the Company to convert from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company (the "Conversion") and to become a wholly owned subsidiary of Mercer Insurance Group, Inc. (the "Holding Company") pursuant to the provisions of the Pennsylvania Insurance Company Mutual-to-Stock Conversion Act (the "Act"). The Holding Company is a newly-organized Pennsylvania corporation formed by Mercer Mutual for the purpose of becoming its holding company upon the completion of the Conversion. All statements made in this Proxy Statement regarding the Plan are hereby qualified in their entirety by reference to the Plan, a copy of which is attached hereto as Exhibit A.

             INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

     The Board of Directors of the Company has determined that, in accordance with the Bylaws of the Company, the terms of the Plan and the provisions of the Act, each named insured under an insurance policy issued by the Company that was in force at the close of business on October 17, 1997 (the "Voting Record Date") is a member who is entitled to notice of and to vote at the Special Meeting. Each such Eligible Policyholder will be entitled at the Special Meeting to cast one vote for each insurance policy under which such Eligible Policyholder is the named insured as of the Voting Record Date; provided, however, that only one vote may be cast for each insurance policy in force as of the Voting Record Date. Thus, an Eligible Policyholder under more than one insurance policy in force as of the Voting Record Date shall have more than one vote, but if there is more than one Eligible Policyholder under an insurance policy in force as of the Voting Record Date, such Eligible Policyholders shall collectively have only one vote with respect to such insurance policy.

     Seven Eligible Policyholders must be present, in person or by proxy, to constitute a quorum at the Special Meeting. Approval of the Plan will require the affirmative vote, either in person or by proxy, of at least two-thirds of the votes cast at the Special Meeting. As of the Voting Record Date, the Company had 42,178 policies outstanding with respect to which Eligible Policyholders would be entitled to cast a total of 42,178 votes at the Special Meeting.

     Eligible Policyholders may vote at the Special Meeting or any adjournment thereof in person or by proxy. If no contrary instructions are given, such proxies will be voted in favor of the Plan. If any other matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters by the proxyholders according to their discretion. Any member giving a proxy will have the right to revoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of the Company, or by attending the Special Meeting and voting in person.

     In the event that conflicting proxies are received from more than one Eligible Policyholder with respect to the same policy, the proxyholders will vote in accordance with the instructions of a majority of such Eligible Policyholders and, in the case of a tie, the proxyholders will vote in accordance with the instructions set forth in the latest proxy to be filed.

     The Company has retained Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to act as conversion agent as well as financial advisor in connection with the Conversion. As part of its duties as conversion agent, Sandler O'Neill will solicit proxies in favor of the Plan. Mercer Mutual will pay Sandler O'Neill a fee of $30,000 and its reasonable out-of-pocket expenses incurred fulfilling its duties as conversion agent. Independent agents of the Company, as the primary contact between the Company and policyholders, can be expected frequently to be the initial contact with policyholders and, as a result, may obtain proxies in favor of the Plan. The Company expects to reimburse such agents for their reasonable expenses. Proxies also may be solicited by officers, directors or other employees of the Company, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Company only for their expenses incurred in connection with such solicitation.

     The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof; they will not be used at any other meeting.

                          MERCER INSURANCE GROUP, INC.

     Mercer Insurance Group, Inc. was incorporated under the laws of the Commonwealth of Pennsylvania on November 12, 1997 at the direction of the Board of Directors of Mercer Mutual for the purpose of serving as a holding company of Mercer Mutual upon the acquisition of all of the capital stock issued by Mercer Mutual in the Conversion. Prior to the Conversion, the Holding Company has not engaged, and will not engage, in any material operations. Upon completion of the Conversion, the Holding Company will have no significant assets other than the outstanding capital stock of Mercer Mutual and between approximately $15.7 million and $26.8 million of the net proceeds from the Offerings (as hereinafter defined). The Holding Company's principal business will be to hold the stock of Mercer Mutual. The Holding Company also may provide management services to Mercer Mutual.

     The holding company structure will permit the Holding Company to expand the services currently offered through Mercer Mutual, although there are no definitive plans or arrangements for such expansion at present. The Holding Company will have greater flexibility than Mercer Mutual to diversify its business activities through existing or newly-formed subsidiaries or through acquisition or merger with other insurance companies or financial service institutions. After the Conversion, the Holding Company will be subject to regulation by the Pennsylvania Department of Insurance (the "Department").

     The Holding Company's executive offices are located at 10 North Highway 31, Pennington, New Jersey, and its telephone number is (609) 737-0426.

                        MERCER MUTUAL INSURANCE COMPANY

     Mercer Mutual was organized and commenced operations in 1844. Mercer Mutual currently operates as a Pennsylvania mutual insurance company through its main office located in Pennington, New Jersey and its branch office located in Yardley, Pennsylvania. Mercer Mutual is primarily engaged in the business of writing property and casualty insurance policies and is licensed to write insurance in Pennsylvania and New Jersey. For the year ended December 31, 1997, Mercer Mutual and its subsidiaries had consolidated revenue of $21.0 million and net income of $2.2 million. For the three months ended March 31, 1998, Mercer Mutual and its subsidiaries had consolidated revenue of $6.1 million and net income of $696,000. At March 31, 1998, Mercer

Mutual and its subsidiaries had consolidated assets of $74.7 million, total equity of $24.5 million and over 42,000 property and casualty policies in force.

     Mercer Mutual is, and after the Conversion will continue to be, subject to examination and comprehensive regulation by the Department.

     Mercer Mutual's executive offices are located at 10 North Highway 31, Pennington, New Jersey, and its telephone number is (609) 737-0426.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for Mercer Mutual prior to the Conversion at and for the periods indicated. The consolidated statement of income data for the years ended 1997, 1996, 1995 and 1994 and the consolidated balance sheet data at December 31, 1997, 1996 and 1995 are derived from the audited consolidated financial statements of Mercer Mutual and its subsidiaries, which are not included in this Proxy Statement. The consolidated statement of income data for the three months ended March 31, 1998 and 1997 and the year ended December 31, 1993, and the consolidated balance sheet data at March 31, 1998 and 1997 and at December 31, 1994 and 1993, are derived from the unaudited consolidated financial statements of Mercer Mutual and include all adjustments (consisting only of normal recurring accruals) that Mercer Mutual considers necessary for a fair presentation of such financial information for such period.

                                        THREE MONTHS ENDED
                                             MARCH 31,                         YEAR ENDED DECEMBER 31,
                                        -------------------   ---------------------------------------------------------
                                          1998       1997       1997       1996      1995        1994          1993
                                        ---------   -------   ---------   -------   -------   -----------   -----------
                                            (UNAUDITED)          (DOLLARS IN THOUSANDS)                     (UNAUDITED)
Revenue Data:
Direct premiums written...............    $ 7,122   $ 6,420     $28,453   $24,958   $24,699     $24,355       $23,349
Net premiums written(1)(2)............      6,440     3,082      17,461    20,124    21,245      19,377        18,964
Statement of Income Data:
  Net premiums earned.................      5,265     4,384      17,969    20,634    20,817      18,681        18,225
  Net investment income...............        553       614       2,350     2,289     2,132       1,904         2,196
  Net realized investment gains.......        211        89         589       596        53         277           509
  Other income........................         43        37         173       155       161         166           159
                                        ---------   -------   ---------   -------   -------     -------       -------
        Total revenues................      6,072     5,124      21,081    23,674    23,163      21,028        21,089
                                        ---------   -------   ---------   -------   -------     -------       -------
  Losses and Expenses:
  Losses and loss adjustment
    expenses(2)(3)....................      2,861     2,908      10,594    14,801    13,296      14,107        11,631
  Other underwriting expenses.........      2,195     1,634       7,269     8,062     8,360       8,976         8,494
                                        ---------   -------   ---------   -------   -------     -------       -------
        Total expenses................      5,056     4,542      17,863    22,863    21,656      23,083        20,125
                                        ---------   -------   ---------   -------   -------     -------       -------
Income (loss) before federal income
  taxes...............................      1,016       582       3,218       811     1,507      (2,055)          964
Federal income tax expense
  (benefit)...........................        320       227       1,001       171       369        (681)          165
                                        ---------   -------   ---------   -------   -------     -------       -------
Net income (loss)(3)..................     $  696   $   355     $ 2,217   $   640   $ 1,138     $(1,374)      $   799
                                        =========   =======   =========   =======   =======     =======       =======
Selected Balance Sheet Data (at period
  end):

                                                                                              (UNAUDITED)   (UNAUDITED)
  Total investments and cash..........    $50,625   $44,776     $48,506   $42,760   $40,454     $33,408       $36,191
  Total assets........................     74,697    71,625      74,085    74,074    77,523      71,750        71,110
  Total liabilities...................     50,162    52,390      50,849    54,792    58,560      57,547        53,549
  Total equity........................    $24,535   $19,235     $23,236   $19,282   $18,963     $14,202       $17,641
GAAP Ratios:
  Loss and loss adjustment expense
    ratio(3)(4).......................       54.3%     66.3%       58.9%     71.7%     63.9%       75.5%         63.8%
  Underwriting expense ratio(5).......       41.7%     37.3%       40.5%     39.1%     40.2%       48.0%         46.6%
  Combined ratio(6)...................       96.0%    103.6%       99.4%    110.8%    104.1%      123.5%        110.4%
Statutory Data (at period end):
  Statutory combined ratio............       93.8%    113.6%      102.1%    110.5%    103.0%      122.6%        110.7%
  Industry combined ratio(7)..........         --        --       101.6%    105.9%    106.4%      108.4%        106.9%
  Statutory surplus...................    $21,498   $16,759     $20,132   $16,087   $14,938     $11,133       $12,979
  Ratio of statutory net written
    premiums to statutory
    surplus(8)........................      1.20x      .74x        .87x     1.25x     1.42x       1.74x         1.46x
Pro Forma Data(9):
  Net income (loss)(10)(11)...........       $654                $2,051
  Net income (loss) per share of
    common stock(10)(11)..............      $0.29                 $0.90
  Weighted average number of shares of
    common stock outstanding(12)......  2,284,960             2,269,288

------------

 (1) The increase from March 31, 1997 to March 31, 1998 reflects the restructuring of Mercer Mutual's reinsurance programs during both years.

 (2) The decrease from December 31, 1996 to December 31, 1997 reflects the termination, as of December 31, 1996, of the Company's participation in a pooling arrangement with two other insurance companies.

 (3) Loss and loss adjustment expenses, net income, and loss and loss adjustment expense ratio for the years ended December 31, 1994 and 1996 were adversely affected by the frequency and severity of weather-related property losses.

 (4) Calculated by dividing losses and loss adjustment expenses by net premiums earned.

 (5) Calculated by dividing other underwriting expenses by net premiums earned.

 (6) The sum of the Loss and Loss Adjustment Expense Ratio and the Underwriting Expense Ratio.

 (7) As reported by A.M. Best Company, Inc., an independent insurance rating organization. Data for the periods ended March 31, 1998 and 1997 is unavailable.

 (8) Annualized for the periods ended March 31, 1998 and 1997.

 (9) The unaudited pro forma data gives effect to the Conversion and the implementation of the ESOP (as hereinafter defined) as if they had occurred as of January 1, 1997. Accordingly, pro forma data reflects data of the Holding Company and its subsidiaries on a consolidated basis. The unaudited pro forma information does not purport to represent what Mercer Mutual's consolidated net income actually would have been had the Conversion and implementation of the ESOP occurred on January 1, 1997 or to project Mercer Mutual's consolidated net income for any future date or period. The pro forma consolidated amounts are provided for informational purposes only. Mercer Mutual's consolidated financial statements will reflect the effects of the Conversion and implementation of the ESOP only from the dates such events occur.

(10) Does not reflect any income from the investment of net investable proceeds assumed to be received as of January 1, 1997. On a short-term basis, such proceeds will be invested primarily in U.S. government securities and other federal agency securities. The average three-month U.S. Treasury bill rate during the year ended December 31, 1997 was 5.14% per annum. If such proceeds were invested at 5.14% for the year ended December 31, 1997 and the three months ended March 31, 1998, pro forma net income (after tax), as reported herein, would have increased by $702,000 and $175,000 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, and pro forma net income per share, as reported herein, would have increased by $0.31 and $0.08 per share, respectively.

(11) The unaudited pro forma consolidated net income data, as prepared, gives effect to the sale of 2,507,500 shares of the Common Stock of the Holding Company (the "Holding Company Common Stock"), the minimum number of shares that must be sold in the Conversion. The following table provides a comparison between the sale of Holding Company Common Stock at the total minimum and total maximum number of shares that may be sold in the Conversion.

                                        DECEMBER 31, 1997           MARCH 31, 1998
                                      ----------------------    ----------------------
                                       MINIMUM      MAXIMUM      MINIMUM      MAXIMUM
                                      ---------    ---------    ---------    ---------
Net income..........................  $   2,051    $   1,993    $     654    $     637
Net income per share of common
  stock.............................  $    0.90    $    0.65    $    0.29    $    0.21
Weighted average number of shares of
  common stock outstanding..........  2,269,288    3,070,213    2,284,960    3,091,416

(12) Calculation of weighted average number of shares outstanding:

                                      TOTAL         LESS:
                                     SHARES      UNALLOCATED      SHARES       WEIGHTED
                                     ISSUED      ESOP SHARES    OUTSTANDING     AVERAGE
                                    ---------    -----------    -----------    ---------
January 1, 1997...................  2,507,500     (250,750)      2,256,750
ESOP Shares allocated.............         --       25,075          25,075
                                    ---------     --------       ---------     ---------
December 31, 1997.................  2,507,500     (225,675)      2,281,825     2,269,288
ESOP Shares allocated.............         --        6,269           6,269            --
                                    ---------     --------       ---------     ---------
March 31, 1998....................  2,507,500     (219,406)      2,288,094     2,284,900
                                    =========     ========       =========     =========

     ESOP shares are allocated evenly to plan participants throughout each of the periods and therefore the weighted average number of shares outstanding is determined by adding beginning of period and end of period shares outstanding and dividing by two.

                                 CAPITALIZATION

     The following table sets forth information regarding the consolidated historical capitalization of Mercer Mutual at March 31, 1998 and the pro forma consolidated capitalization of the Holding Company giving effect to the sale of the Holding Company Common Stock at the minimum, midpoint and maximum of the Estimated Valuation Range (as defined herein), and at the maximum of the Estimated Valuation Range plus the shares to be issued to the Holding Company's tax qualified employee stock ownership plan (the "ESOP") in an amount equalling 10% of the shares issued in the Conversion. Depending on market and financial conditions, the total number of shares to be issued in the Conversion may be significantly increased or decreased above or below the midpoint of the Estimated Valuation Range. A change in the number of shares to be issued in the Conversion may materially affect the Holding Company's pro forma capitalization.

                                                                        PRO FORMA CONSOLIDATED
                                                                 CAPITALIZATION OF THE HOLDING COMPANY
                                                                         BASED ON THE SALE OF
                                             HISTORICAL     -----------------------------------------------
                                            CONSOLIDATED    2,507,500   2,950,000   3,392,500    3,392,500
                                           CAPITALIZATION   SHARES AT   SHARES AT   SHARES AT    SHARES AT
                                             OF MERCER       $10.00      $10.00      $10.00     $10.00 PER
                                             MUTUAL AT         PER         PER         PER      SHARE PLUS
                                           MARCH 31, 1998     SHARE       SHARE       SHARE     ESOP SHARES
                                           --------------   ---------   ---------   ---------   -----------
                                                                    (IN THOUSANDS)
Long term debt...........................          --            --          --          --           --
Shareholders' equity(1):
  Preferred stock; authorized 5,000,000
     shares; 0 shares outstanding........          --            --          --          --           --
  Common stock, no par value per share:
     authorized -- 15,000,000 shares;
     shares to be outstanding -- as
     shown(2)............................                    23,209      27,550      31,900       35,601
  Retained earnings......................      21,389        21,389      21,389      21,389       21,389
  Unrealized gains.......................       3,146         3,146       3,146       3,146        3,146
Less:
  Common stock acquired by ESOP(3).......          --        (2,508)     (2,950)     (3,393)      (3,769)
                                               ------        ------      ------      ------       ------
  Total(4)...............................      24,535        45,236      49,139      53,042       56,367
                                               ======        ======      ======      ======       ======

---------------
(1) Pro forma shareholders' equity is not intended to represent the fair market value of the Holding Company Common Stock, the net fair market value of the Holding Company's assets and liabilities or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.

(2) Does not reflect additional shares of Holding Company Common Stock that could be purchased pursuant to a Stock Compensation Plan (the "Compensation Plan"), if implemented, under which directors, executive officers and other employees of the Holding Company would be granted options to purchase an aggregate amount of Holding Company Common Stock equal to 10% of the shares issued in the Conversion (250,750, 295,000, 339,250, and 376,944 shares at the minimum, midpoint and maximum of the Estimated Valuation Range and the maximum of the Estimated Valuation Range plus ESOP shares, respectively). Implementation of the Compensation Plan requires, among other things, shareholder approval, which is expected to be sought at the first annual meeting of shareholders to be held no earlier than six months following the Conversion.

(3) Assumes that 10% of the shares of Holding Company Common Stock to be sold in the Conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from the Holding Company. Under generally accepted accounting principles, the aggregate purchase price of shares of Holding Company Common Stock to be purchased by the ESOP in the Conversion represents unearned compensation and is, accordingly, reflected as a reduction of capital. As the loan to the ESOP is repaid, shares are released and allocated to ESOP participants' accounts, and a corresponding reduction in the charge against capital will occur.

(4) Does not reflect any adjustments to shareholders' equity that would result from the implementation of a Management Recognition Plan (the "MRP") that the Holding Company intends to adopt, subject to shareholder approval. Shareholder approval is expected to be sought at the first annual meeting of shareholders held no earlier than six months following the Conversion.

                     DESCRIPTION OF THE PLAN OF CONVERSION

GENERAL

     Effective as of October 17, 1997, Mercer Mutual (i) adopted a Plan of Conversion under the Act, and (ii) directed formation of the Holding Company to be a holding company for Mercer Mutual upon completion of the Conversion. Pursuant to the Plan, Mercer Mutual will (i) convert from a Pennsylvania-chartered mutual insurance company to a Pennsylvania-chartered stock insurance company, which will be accomplished by the amendment of its Articles of Incorporation to authorize the issuance of capital stock and to comply with the requirements of a Pennsylvania stock corporation, and (ii) issue all of its authorized capital stock to the Holding Company in exchange for a portion of the net proceeds to be received by the Holding Company from the sale of Holding Company Common Stock. The Holding Company will offer for sale between 2,507,500 and 3,769,444 shares of Holding Company Common Stock (including shares to be issued to the ESOP), which amount was determined based upon an independent appraisal of the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company. The appraisal was performed by Alex Sheshunoff & Company ("Sheshunoff"). See "-- Appraisal of the Company" and
"-- The Offering of Holding Company Common Stock."

     The Conversion is contingent upon approval of the Plan by the Eligible
Policyholders of the Company. The Department approved the Plan on             ,
1998, subject to the Plan's approval by the Eligible Policyholders of the Company and subject to the satisfaction of certain other conditions imposed by the Department in its approval. Department approval, however, does not constitute a recommendation or endorsement of the Plan.

  THE OFFERING OF HOLDING COMPANY COMMON STOCK

     In connection with the Plan, the Holding Company is concurrently offering for sale Holding Company Common Stock through the issuance of nontransferable subscription rights (the "Subscription Offering"), first, to the Eligible Policyholders, second, to the ESOP, and third, to the directors, officers and employees of the Company. Subscription rights received in any of the foregoing categories will be subordinated to the subscription rights of those in a prior category, except that the ESOP shall have the right to purchase in the aggregate up to ten percent (10%) of the number of shares of Holding Company Common Stock issued in the Conversion. This Proxy Statement does not constitute an offer to sell shares of Holding Company Common Stock. Such offer shall be made only by means of a prospectus. A COPY OF THE PROSPECTUS MAY BE OBTAINED BY COMPLETING AND RETURNING THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID POSTCARD.

     Concurrently with the Subscription Offering, shares of Holding Company Common Stock not sold in the Subscription Offering are being offered to the general public in a community offering (the "Community Offering"). In the Community Offering preference will be given to (i) natural persons and trusts of natural persons who are permanent residents of the State of New Jersey and the Commonwealth of Pennsylvania (the "Local Community"), (ii) principals of Eligible Policyholders in the case of an Eligible Policyholder which is a corporation, partnership, limited liability company or other entity, (iii) licensed insurance agencies who have been appointed by the Company to market and distribute polices of insurance, and their owners, (iv) named insureds under policies of insurance issued by the Company after October 17, 1997 and (v) providers of goods or services to Mercer Mutual. The term "resident," as used in relation to the preference afforded natural persons in the Local Community, means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, on-going, non-transitory presence within one of the counties in the Local Community) and continues to reside in the Local Community at the time of the Community Offering. In all cases, the determination as to whether a potential purchaser is a "resident" of the Local Community shall be determined in the sole discretion of the Holding Company. Sales of Common Stock in the Community Offering will be subject to the prior rights of holders of subscription rights and the right of the Holding Company, in its absolute discretion, to reject orders in the Community Offering in whole or in part. The Subscription Offering and the Community Offering (collectively, the "Conversion Offerings") will be managed by Sandler O'Neill.

     Any shares of Holding Company Common Stock not purchased in the Conversion Offerings may, in the absolute discretion of the Holding Company, be offered for sale to the general public through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill (the "Syndicated Community Offering"). The Conversion Offerings and the Syndicated Community Offering, if any, are hereinafter collectively referred to as the "Offerings."

     The Holding Company Common Stock issued in the Offerings will be freely transferable under the Securities Act of 1933, as amended (the "1933 Act"); provided, however that shares issued to directors and officers of Mercer Mutual or of the Holding Company will be restricted as to transfer for a period of one year from the effective date of the Conversion pursuant to the provisions of the Act, and will be subject to additional transfer restrictions under the Securities Act of 1933, as amended.

  APPRAISAL OF THE COMPANY

     The Act requires that the aggregate purchase price of the Holding Company Common Stock to be issued in the Conversion be equal to the fair market value of such shares based upon an independent appraisal of the estimated consolidated pro forma market value of Mercer Mutual following the Conversion as a subsidiary of the Holding Company. Sheshunoff, a firm experienced in corporate valuations, has made an independent appraisal of the estimated consolidated pro forma market value of Mercer Mutual (the "Appraisal") as a subsidiary of the Holding Company and has determined that, as of June 4, 1998, such estimated consolidated pro forma market value ranged from $25,075,000 to $33,925,000 (the "Estimated Valuation Range"). The Holding Company, in consultation with its advisors, has determined to offer the shares in the Conversion at a price of $10.00 per share (the "Purchase Price"). Accordingly, the Holding Company will offer between 2,507,500 and 3,392,500 shares of Holding Company Common Stock in the Offerings, except that the Holding Company may issue up to 3,769,444 shares if necessary to satisfy the ESOP's subscription rights to purchase 10% of the shares issued in the Conversion. Such Appraisal is not intended and must not be construed as a recommendation of any kind as to the advisability of purchasing such shares or as any form of assurance that, after the Conversion, such shares can be resold at or above the Purchase Price. The Appraisal considered a number of factors and was based upon estimates derived from those factors, all of which are subject to change from time to time. In preparing the valuation, Sheshunoff relied upon and assumed the accuracy and completeness of financial and statistical information provided by Mercer Mutual. Sheshunoff did not verify the unaudited consolidated financial statements of Mercer Mutual as of and for the three months ended March 31, 1998 or the audited consolidated financial statements of Mercer Mutual as of and for the years ended December 31, 1997, 1996 or 1995, or independently value the assets of Mercer Mutual. The Appraisal will be further updated immediately prior to the completion of the Conversion.

     The total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers so long as the aggregate purchase price is not less than the minimum or more than the maximum of the Estimated Valuation Range, which maximum may be increased if necessary to satisfy the ESOP's subscription rights. Based on the Purchase Price and excluding shares issued to the ESOP, the total number of shares of Holding Company Common Stock that may be issued without a resolicitation of subscribers is from 2,507,500 to 3,392,500 shares.

  AMENDMENT OF ARTICLES OF INCORPORATION.

     The Conversion will be accomplished by filing Articles of Conversion of Mercer Mutual. Upon completion of the Conversion, Mercer Mutual will issue all of its newly issued shares of common stock

(100,000 shares) to the Holding Company in exchange for $5 million of the net proceeds from the Offerings. None of Mercer Mutual's assets will be distributed in order to effect the Conversion, other than to pay expenses incident thereto.

     The proposed amendment and restatement of Mercer Mutual's existing Articles of Incorporation is an integral part of the Plan. A copy of the proposed Amended and Restated Articles of Incorporation of Mercer Mutual are attached to this Proxy Statement as Exhibit B.

  BACKGROUND AND REASONS FOR THE CONVERSION

     Mercer Mutual's exposure to severe winter weather conditions has been a major factor affecting its underwriting results since 1991. Operating results in 1994 and 1996 were adversely affected by losses from severe winter storms in such years that were largely responsible for Mercer Mutual's $1.4 million net operating loss in 1994 and that reduced net income by $665,000 in 1996. In order to reduce the risk caused by this exposure, Mercer Mutual's strategic plan is expressly predicated upon geographically diversifying its business and improving capital strength.

     Mercer Mutual's Board of Directors believes that the geographic diversification that could be achieved under Mercer Mutual's current organizational structure as a mutual insurance company, by engaging in relationships with independent agencies in other geographic areas, through acquisitions, or otherwise, would be a lengthy process, and would be limited to the extent of Mercer Mutual's capital and personnel resources, as well as by its inability to issue stock to finance acquisitions. The Board of Directors of Mercer Mutual has determined that the fastest and most effective method to achieve its goals is through a conversion to a stock company and a simultaneous and substantial infusion of capital. The ability to issue stock and the additional capital would immediately allow the Company to seek and finance the acquisition of companies with significant business in other geographic areas, and would provide additional policyholder protection.

     Since 1996, Mercer Mutual has considered various capital formation alternatives and has elected to proceed with the Conversion in accordance with the provisions of the Pennsylvania Insurance Company Mutual to Stock Conversion Act (the "Act"). The Act was passed by the Pennsylvania General Assembly in early December 1995. On August 12, 1997, management was directed by the Board of Directors to explore the process and feasibility of conversion under the Act. On September 11, 1997, the Board of Directors authorized further study and requested a presentation with respect to the process at its meeting on September 26, 1997. At such meeting, management was directed to prepare the Plan for consideration at the next regularly scheduled meeting of the Board of Directors on October 17, 1997, the Board of Directors unanimously adopted the Plan, subject to approval by the Department and the policyholders of Mercer Mutual. The Board of Directors unanimously adopted amendments to the Plan on November 12, 1997. An application with respect to the Conversion was filed by the Company with the Department on November 26, 1997 and notice of the filing and the opportunity to comment on and to request and receive a copy of the Plan was mailed on December 2, 1997 to all Eligible Policyholders as required by law. The Board of Directors adopted additional amendments to the Plan on April 15, 1998 and May 13, 1998. The Department, after publication of notice and the mailing of such a notice to each Eligible Policyholder, held a public hearing regarding the Conversion on June 5, 1998. The Plan was approved by the Pennsylvania Department
on July   , 1998 and is subject to the approval of Eligible Policyholders at the
Special Meeting.

     The net proceeds from the sale of Holding Company Common Stock in the Conversion will substantially increase the equity of the Holding Company and the equity and statutory surplus of Mercer Mutual, thereby enhancing policyholder protection and increasing the amount of funds available to support both current operations and future growth. The Holding Company presently estimates that it will receive, after adjustment to reflect the purchase of shares by the ESOP, between $20.7 million and $31.8 million in net proceeds from the Offerings. Of this amount, the Holding Company expects to contribute $5.0 million to Mercer Mutual in exchange for all of Mercer Mutual's common stock. In addition, the holding company structure will provide greater flexibility than Mercer Mutual alone would have for diversification of business activities and geographic operations. Management believes that this increased capital and operating flexibility will enable Mercer Mutual to compete more effectively with other insurance companies. Management also believes that the Conversion will enhance the future access of the Holding Company to the capital markets and permit the Holding Company to attract, motivate and retain highly qualified employees though the use of stock-based compensation programs.

EFFECT OF THE CONVERSION ON POLICYHOLDERS

     General. Each policyholder in a mutual insurance company, such as the Company, has certain interests in the insurance company in addition to the contractual right to insurance coverage afforded by the policyholder's policy of insurance. These interests are (i) the right to vote with respect to the election of directors of Mercer Mutual and certain other fundamental corporate transactions, such as an amendment to the articles of incorporation of Mercer Mutual or a merger of Mercer Mutual, (ii) the right to receive dividends if, as and when declared by the Board of Directors of Mercer Mutual (Mercer Mutual has never declared a policyholder dividend and currently does not anticipate doing so in the future), and (iii) in the unlikely event of a solvent dissolution of Mercer Mutual, the right to receive a pro rata distribution of any surplus remaining after the satisfaction of all claims and other liabilities of Mercer Mutual. However, these interests are incident to, and contingent upon the existence of, the underlying insurance policy. These interests have no tangible market value separate from such insurance policy and a policyholder who terminates his policy automatically forfeits the interests in Mercer Mutual described above. Upon the completion of the Conversion, the interests of Mercer Mutual's policyholders, other than their contractual rights under insurance policies, will be terminated as a result of the Conversion.

     IF THE PLAN IS NOT APPROVED BY THE REQUISITE VOTE OF THE ELIGIBLE POLICYHOLDERS OR IF THE CONVERSION FAILS TO BE COMPLETED FOR ANY OTHER REASON, MERCER MUTUAL WILL CONTINUE ITS EXISTENCE AS AN INDEPENDENT MUTUAL INSURANCE COMPANY.

     Continuity of Insurance Coverage and Business Operations. The Conversion will not affect the contractual rights of policyholders to insurance protection under their individual insurance policies with Mercer Mutual. During and after the Conversion, the normal business of Mercer Mutual of issuing insurance policies in exchange for premium payments and processing and paying claims will continue without change or interruption. After the Conversion, Mercer Mutual will continue to provide services for policyholders under current policies and by its present management and staff.

     The Board of Directors serving Mercer Mutual at the time of the Conversion will serve as the Board of Directors of Mercer Mutual after the Conversion. The Board of Directors of the Holding Company will consist of the following persons, each of whom is an existing director of Mercer Mutual: Roland D. Boehm, James J. Freda, William C. Hart, George T. Hornyak, Jr., Richard U. Niedt, Andrew R. Speaker, Eric W. Turner, Jr. and Richard G. Van Noy. All officers of Mercer Mutual at the time of the Conversion will retain their positions with Mercer Mutual after the Conversion.

     Voting Rights. Upon completion of the Conversion, the voting rights of all policyholders in Mercer Mutual will terminate and policyholders will no longer have the right to elect the directors of Mercer Mutual. Instead, voting rights in Mercer Mutual will be vested exclusively in the Holding Company, which will own all the capital stock of Mercer Mutual. Voting rights in the Holding Company will be vested exclusively in the shareholders of the Holding Company. Each holder of Holding Company Common Stock shall be entitled to vote on any matter to be considered by the shareholders of the Holding Company, subject to the terms of the Holding Company's Articles of Incorporation, Bylaws and to the provisions of Pennsylvania and federal law.

     Dividends. The Conversion will not affect the right of a policyholder to receive dividends from Mercer Mutual in accordance with the terms of the policyholder's existing policy of insurance, which provides that dividends will be paid only if, as and when declared by the Board of Directors of Mercer Mutual. However, Mercer Mutual has never declared a policyholder dividend and presently does not anticipate doing so in the future, whether or not Mercer Mutual converts to stock form. With respect to the Holding Company, its shareholders, including Eligible Policyholders who purchase shares of Holding Company Common Stock in the Subscription Offering, will have the exclusive right to receive dividends paid by the Holding Company.

     Rights Upon Dissolution. After the Conversion, policyholders will no longer have the right to receive a pro rata distribution of any remaining surplus in the unlikely occurrence of a solvent dissolution of Mercer Mutual. Instead, this right will vest in the Holding Company as the sole shareholder of Mercer Mutual.

  Tax Effects.

     In General.

     The Company has obtained from the Internal Revenue Service (the "IRS") a private letter ruling (the "PLR") concerning the material tax effects of the Conversion and the Subscription Offering to Mercer Mutual, Eligible Policyholders, and certain other participants in the Subscription Offering. The PLR confirms, among other things, that the Conversion of Mercer Mutual from a mutual to stock form of corporation will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, for federal income tax purposes: (i) no gain or loss will be recognized by Mercer Mutual in the pre-Conversion mutual or post-Conversion stock form as a result of the Conversion; (ii) Mercer Mutual's basis in its assets, holding period for its assets, net operating loss carryforward, if any, capital loss carryforward, if any, earnings and profits and accounting methods will not be affected by the Conversion; (iii) as discussed below, Eligible Policyholders will be required to recognize gain upon the receipt of subscription rights if and to the extent that the subscription rights that are allocated to an Eligible Policyholder are determined to have fair market value; (iv) the basis of the Holding Company Common Stock purchased by an Eligible Policyholder pursuant to the exercise of subscription rights will equal the sum of the purchase price of such stock, plus the gain, if any, recognized by the Eligible Policyholder on the subscription rights that are exercised by the Eligible Policyholder; and (v) the holding period of the Holding Company Common Stock purchased by an Eligible Policyholder pursuant to the exercise of subscription rights will begin on the date on which the subscription rights are exercised. In all other cases, the holding period of Holding Company Common Stock purchased by an Eligible Policyholder will begin on the date following the date on which the stock is purchased.

     Subscription Rights.

     Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law which are not addressed by any direct authorities. Nevertheless, the IRS has ruled in the PLR that any gain realized by an Eligible Policyholder as a result of the receipt of subscription rights with a fair market value must be recognized, whether or not such rights are exercised. The amount of gain recognized by each Eligible Policyholder will equal the fair market value of subscription rights received by the Eligible Policyholder. If an Eligible Policyholder is required to recognize gain on the receipt of subscription rights and does not exercise some or all of such subscription rights, such Eligible Policyholder should recognize a corresponding loss upon the expiration or lapse of such Eligible Policyholder's unexercised subscription rights. The amount of such loss should equal the gain previously recognized upon receipt of such unexercised subscription rights, although such loss may not have the same character as the corresponding gain. Although not free from doubt, provided the subscription rights are capital assets in the hands of an Eligible Policyholder, any gain resulting from the receipt of the subscription rights should constitute a capital gain, and provided the Holding Company Common Stock that an Eligible Policyholder would have received upon exercise of the lapsed subscription rights would have constituted a capital asset, the resulting loss upon expiration of such subscription rights should constitute a capital loss. For purposes of determining gain, it is unclear how the subscription rights should be valued or how to determine the number of subscription rights that may be allocated to each Eligible Policyholder during the Subscription Offering.

     In the opinion of Sheshunoff, the subscription rights do not have any fair market value, inasmuch as such rights are nontransferable, personal rights of short duration, that are provided to Eligible Policyholders and other participants in the Subscription Offering without charge, and afford the holder only the right to purchase shares of Holding Company Common Stock in the Subscription Offering at a price equal to its estimated fair market value, which is the same price at which such stock will be sold to purchasers in the Community

Offering or the Syndicated Community Offering, if any. Nevertheless, Eligible Policyholders are encouraged to consult with their tax advisors about the tax consequences of the Conversion and the Subscription Offering.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL INCOME TAXATION WHICH MAY BE RELEVANT TO EACH ELIGIBLE POLICYHOLDER THAT MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES, AND ELIGIBLE POLICYHOLDERS WHO ARE EMPLOYEES OF AN INSURANCE COMPANY OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE POLICYHOLDER IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION

     To the extent permitted by law, all interpretations of the Plan by the Board of Directors of Mercer Mutual and the Board of Directors of the Holding Company will be final, conclusive and binding upon all persons. The Plan may be amended at any time by the affirmative vote of two-thirds of the directors of the Holding Company and Mercer Mutual, subject to the Department's approval of such amendment. The Plan may be amended at any time after it is approved by Eligible Policyholders of Mercer Mutual and prior to the effective date of the Conversion by the affirmative vote of two-thirds of the directors of the Holding Company and of Mercer Mutual then in office; provided, however, that any such amendment shall be subject to approval by the Department; and provided further, that, if such amendment is determined by the Department to be material, such amendment shall be subject to approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of Eligible Policyholders called for that purpose.

     In the event the Department adopts regulations containing mandatory or optional provisions applicable to the Conversion prior to its effective date, the Plan may be amended to conform to such regulations at any time prior to such effective date by the affirmative vote of two-thirds of the directors of the Holding Company and of Mercer Mutual, and no resolicitation of proxies or further approval by the Eligible Policyholders shall be required.

TERMINATION

     The Plan may be terminated at any time before it is approved by Eligible Policyholders by the affirmative vote of two-thirds of the directors of the Holding Company and Mercer Mutual. The Plan may be terminated at any time after it is approved by Eligible Policyholders and prior to the effective date of the Conversion by the affirmative vote of two-thirds of the directors of the Holding Company and of Mercer Mutual; provided, however, that any such termination shall be subject to approval by the Department.

CERTAIN BENEFITS TO MANAGEMENT

     The ESOP is expected to purchase 10% of the shares of Holding Company Common Stock sold in the Conversion, which will be awarded to substantially all employees without payment by such persons of cash consideration. Under the ESOP, shares of Holding Company Common Stock will be allocated annually to employees of Mercer Mutual over a 10 year period on the basis of their respective annual wages. Employees must be employed at least 500 hours in a calendar year in order to receive an allocation. In addition, the Holding Company intends to adopt the MRP, pursuant to which the Holding Company intends to award to employees and directors of the Holding Company up to 4% of the number of shares of Holding Company Common Stock sold in the Conversion without payment by such persons of cash consideration, and the Compensation Plan, pursuant to which the Holding Company intends to grant options to acquire Holding Company Common Stock to employees and directors of Mercer Mutual and the Holding Company, in an amount up to 10% of the number of shares of Holding Company Common Stock sold in the Conversion. The MRP and the Compensation Plan are subject to approval by the Holding Company's shareholders at the first annual meeting of shareholders to be held no sooner than six months after the consummation of the Conversion. No decisions concerning the number of shares to be awarded or options to be granted to any director or officer have been made at this time.

     YOUR BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" APPROVAL OF THE PLAN.

                         OFFER TO ACQUIRE MERCER MUTUAL

     On March 3, 1998, Mercer Mutual received an unsolicited offer from Franklin Mutual Insurance Company ("Franklin") to purchase from Mercer Mutual, upon the consummation of the Conversion, all of the to-be-issued capital stock of Mercer Mutual for a purchase price of $23.2 million, representing the net worth of Mercer Mutual at December 31, 1997 under generally accepted accounting principles (the "Franklin Offer"). Pursuant to the Franklin Offer, Mercer Mutual was asked to amend the Plan to provide that its policyholders would receive the $23.2 million payment, or less than $550 per Eligible Policyholder, assuming equal distribution to all Eligible Policyholders. Franklin also committed to contribute an additional $5 million of capital to Mercer Mutual. Mercer Mutual's Board of Directors unanimously rejected the Franklin Offer.

     The Board of Directors believes that the Franklin Offer is not in the best interest of Mercer Mutual and its policyholders and other constituents. The Franklin Offer is completely inconsistent with Mercer Mutual's long-term strategy of independently growing and developing its business and surplus through operations, capital formation and acquisitions of out-of-market insurance companies in order to improve its strength and diversity. An acquisition of Mercer Mutual by Franklin, which does business only in New Jersey, would be diametrically opposed to Mercer Mutual's core strategy of improving the geographic diversity of its business. See "Description of the Plan of Conversion -- Background and Reasons for the Conversion" for a description of the business strategies of Mercer Mutual.

     On April 24, 1998, Franklin demanded that Mercer Mutual allow Franklin to examine Mercer Mutual's list of Eligible Policyholders. On May 7, 1998, Mercer Mutual refused such demand and filed an action against Franklin in the Court of Common Pleas of Chester County, Pennsylvania seeking, among other things, a declaratory judgment that Franklin is not entitled to examine or make copies or extracts from Mercer's Mutual's list of Eligible Policyholders.

     Mercer Mutual rejected Franklin's request because management of Mercer Mutual believes that Franklin's intended purposes for requesting a list of Eligible Policyholders are (i) to solicit opposition to the Plan so that Conversion will not be approved by the Eligible Policyholders and Mercer Mutual, a competitor of Franklin, will not complete the Conversion and become a stronger competitor, and (ii) to use the list to make an offer for the stock of Mercer Mutual, in violation of the insurance holding company laws. Management further believes that allowing Franklin to inspect and copy its proprietary list of Eligible Policyholders would enable Franklin to use the list to communicate and market Franklin and its insurance products directly to Mercer Mutual's policyholders. Further, management believes that Mercer Mutual policyholders have an expectation that their relationship as a policyholder of Mercer Mutual will be kept private and, therefore, exposing the policyholder list to Franklin, as well as any of Franklin's communications resulting therefrom, could be considered an invasion of the Eligible Policyholders' privacy.

     On May 11, 1998, Franklin responded by filing in the same court an application to compel production of the policyholder list. The litigation between Mercer and Franklin is still pending.

     The only matter that lawfully is before the Special Meeting is the Plan in the form attached to this Proxy Statement. The Franklin Offer is not before the Special Meeting. Any motions made at the Special Meeting other than the motion to approve the Plan in the form attached to this Proxy Statement may be declared by the chairman of the Special Meeting to be out of order, in which case they will not be considered or voted on by policyholders at the Special Meeting.

     Even if the Franklin Offer was voted on and approved by a majority or more of the Eligible Policyholders, such vote would not be binding on Mercer Mutual or its Board of Directors, and the Board would take no action to accept, implement or effect the Franklin Offer. The Board of Directors has made the determination that acceptance of the Franklin Offer is not in the best interest of Mercer Mutual and its constituents. If the Plan is not approved by the requisite vote of the Eligible Policyholders, Mercer Mutual will continue its existence as an independent mutual insurance company.

                    THE COMPANY'S ARTICLES OF INCORPORATION
                                   AND BYLAWS

     The following is a summary of certain provisions of the Amended and Restated Articles of Incorporation and Bylaws of Mercer Mutual, which will become effective upon the completion of the Conversion.

     Mercer Mutual's Amended and Restated Articles of Incorporation will authorize Mercer Mutual to issue 100,000 shares of common stock, $40.00 par value per share. All of Mercer Mutual's outstanding common stock will be issued to and owned by the Holding Company. Accordingly, exclusive voting rights with respect to the affairs of Mercer Mutual after the Conversion will be vested in the Board of Directors of the Holding Company. A VOTE IN FAVOR OF THE PLAN WILL ALSO CONSTITUTE A VOTE TO APPROVE THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF MERCER MUTUAL.

     Mercer Mutual's Bylaws will provide that the number of directors of Mercer Mutual shall not be fewer than five, with the exact number to be determined by the Board of Directors. The proposed Bylaws will provide that the number of directors will not be staggered, so that all of the members of the Board will be elected each year.

     Mercer Mutual's Amended and Restated Articles of Incorporation will provide that such Articles may be amended only if such amendment is approved by the Board of Directors of Mercer Mutual, and, if and to the extent required by law, approved by the Department and the shareholders of Mercer Mutual (i.e., the Holding Company). The Bylaws may be amended by a majority vote of the Board of Directors of Mercer Mutual or by a majority vote of the outstanding shares of voting stock of Mercer Mutual at a meeting called for such purpose.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF MERCER MUTUAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PLAN. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE ANY PERSON TO PURCHASE HOLDING COMPANY COMMON STOCK IN THE OFFERINGS.

                             ADDITIONAL INFORMATION

     YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF MERCER MUTUAL AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE HOLDING COMPANY COMMON STOCK. SUCH OFFERS MAY BE MADE ONLY BY THE PROSPECTUS.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          William C. Hart
                                          President, Chief Executive Officer and
                                          Director

            , 1998
Pennington, New Jersey

                                  EXHIBIT "A"

                    AMENDED AND RESTATED PLAN OF CONVERSION
                       FROM MUTUAL TO STOCK ORGANIZATION

                        MERCER MUTUAL INSURANCE COMPANY

                           ADOPTED OCTOBER 17, 1997,
                 AS AMENDED AND RESTATED ON NOVEMBER 12, 1997,
                        APRIL 15, 1998 AND MAY 13, 1998.

1.  BACKGROUND AND BUSINESS PURPOSE

     As of and effective on October 17, 1997, the Board of Directors of Mercer Mutual Insurance Company ("Mercer Mutual"), after careful study and consideration, adopted by unanimous vote this Plan of Conversion from Mutual to Stock Organization (the "Plan"). Under the Plan, Mercer Mutual will convert from a Pennsylvania mutual insurance company to a Pennsylvania stock insurance company pursuant to the Insurance Company Mutual-to-Stock Conversion Act, 40 P.S. Sections 911-A, et seq. (the "Act") and will become a wholly-owned subsidiary of Mercer Insurance Group, Inc., a to-be-formed holding company (the "Holding Company") to be incorporated under Pennsylvania law at the direction of Mercer Mutual. Mercer Mutual, as converted, is sometimes hereinafter referred to as the "Converted Company" and the foregoing transaction is sometimes hereinafter referred to as the "Conversion."

     The Conversion is subject to provisions of the Act and the policies of the Pennsylvania Department of Insurance (the "Department").

     The Plan is subject to the prior written approval of the Department. The Plan also must be approved by: (i) the affirmative vote of a majority of the members of the Board of Directors of the Holding Company, and (ii) the affirmative vote of at least two-thirds of the votes cast at a meeting of the Eligible Policyholders (as hereinafter defined) of Mercer Mutual called for the purpose of considering and voting upon the Plan. Pursuant to the Plan, shares of stock of the Holding Company will be offered at a predetermined and uniform price in a subscription offering pursuant to the exercise of non-transferable subscription rights granted to the following persons (collectively, the "Participants"): first to the Eligible Policyholders of Mercer Mutual; second, to a tax-qualified employee stock benefit plan to be established by the Holding Company, and third, to the directors, officers and employees of Mercer Mutual. Shares not subscribed for in the subscription offering may be offered to the general public in a community offering conducted concurrently with the subscription offering. Shares remaining unsold, if any, may then be offered to the general public in a best efforts or firm commitment underwritten public offering or otherwise. The aggregate purchase price of the Holding Company stock to be sold in the Conversion will be based upon an independent appraisal of Mercer Mutual and will reflect the estimated consolidated pro forma market value of the Converted Company as a subsidiary of the Holding Company.

     It is the desire of the Board of Directors of Mercer Mutual to attract new capital to the Converted Company in order to: (i) increase its statutory surplus (and thereby strengthen policyholder protection), (ii) support current operations, product growth, diversification of risk, and geographic expansion,
(iii) provide increased opportunities for existing employees, and (iv) create new jobs. It is the further desire of the Board of Directors of Mercer Mutual to reorganize the Converted Company as a wholly-owned subsidiary of the Holding Company in order to enhance and improve operational flexibility, diversification of business opportunities and financial capability for business and regulatory purposes, thus enabling the Converted Company to compete more effectively with other insurance companies. In addition, the Board of Directors of the Holding Company intends to adopt a stock option plan and other stock benefit plans to better attract, motivate and retain highly qualified employees, officers and directors.

     No change will be made in the Board of Directors or management of Mercer Mutual as a result of the Conversion.

2.  DEFINITIONS

     Act: The term the "Act" means the Insurance Company Mutual-to-Stock Conversion Act (40 P.S. Sections 911-A, et seq.).

     Acting in Concert: The term "Acting in Concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person who acts in concert with another person ("other party") shall also be deemed to be acting in concert with any person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the Tax-Qualified Employee Benefit Plan will be aggregated.

     Affiliate: The term "Affiliate" means, with respect to a person, a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person.

     Application: The term "Application" means the application for approval of the Conversion to be filed by Mercer Mutual with the Department as contemplated in Section 3 of the Plan.

     Associate: The term "Associate," when used to indicate a relationship with any person, means: (i) any corporation or organization (other than Mercer Mutual, the Holding Company, a majority-owned subsidiary of Mercer Mutual or the Holding Company or any other entity that is a member of the same consolidated group as Mercer Mutual or the Holding Company under generally accepted accounting principles) of which such person is an officer or partner or is, directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that such term shall not include a Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee in a similar fiduciary capacity; and
(iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

     Code:  The term "Code" means the Internal Revenue Code of 1986, as amended.

     Commissioner: The term "Commissioner" means the Insurance Commissioner of the Commonwealth of Pennsylvania.

     Community Offering: The term "Community Offering" means the offering of shares of Conversion Stock to the general public by the Holding Company concurrently with the Subscription Offering, giving preference to: (i) natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are Residents of the Local Community, (ii) principals of Eligible Policyholders in the case of an Eligible Policyholder that is a corporation, partnership, limited liability company or other entity, (iii) licensed insurance agencies that have been appointed by Mercer Mutual to market and distribute policies of insurance, and their affiliates, (iv) named insureds under policies of insurance issued by Mercer Mutual after October 17, 1997, and
(v) providers of goods or services to Mercer Mutual.

     Conversion: The term "Conversion" means: (i) the amendment of the Articles of Incorporation of Mercer Mutual to authorize the issuance of shares of Converted Company Capital Stock and to conform to the requirements of a Pennsylvania stock insurance company under the laws of the Commonwealth of Pennsylvania, (ii) the offer and sale of Conversion Stock by the Holding Company in the Subscription Offering and the Community Offering and in Underwritten Public Offering or otherwise, and (iii) the purchase by the Holding Company of all the Converted Company Capital Stock; all in accordance with the terms of the Plan.

     Conversion Stock: The term "Conversion Stock" means the shares of no par value common stock to be offered and sold by the Holding Company pursuant to the Plan.

     Converted Company: The term "Converted Company" means Mercer Mutual in its form as a Pennsylvania stock insurance company resulting from its conversion to the stock form of organization in accordance with the terms of the Plan.

     Converted Company Capital Stock: The term "Converted Company Capital Stock" means any and all authorized shares of capital stock of the Converted Company.

     Effective Date: The term "Effective Date" means the date Articles of Conversion for Mercer Mutual are filed in the office of the Department of State of the Commonwealth of Pennsylvania or such later date as may be specified in such Articles.

     Eligibility Record Date: The term "Eligibility Record Date" means the close of business on October 17, 1997, the effective date of the adoption of the Plan by the Board of Directors of Mercer Mutual.

     Eligible Policyholder: The term "Eligible Policyholder" means a person who, on the Eligibility Record Date, is a named insured under a Qualifying Policy issued by Mercer Mutual.

     Holding Company: The term "Holding Company" means Mercer Insurance Group, Inc., a Pennsylvania business corporation incorporated at the direction of Mercer Mutual for the purpose of becoming a holding company for the Converted Company through (i) the issuance and sale of Conversion Stock under the Plan, and (ii) the concurrent purchase of all of the Converted Company Capital Stock to be issued and sold pursuant to the Plan.

     Holding Company Stock: The term "Holding Company Stock" means any and all authorized shares of capital stock of the Holding Company.

     Independent Appraiser: The term "Independent Appraiser" means a person independent of Mercer Mutual and the Holding Company, experienced and expert in the area of corporate appraisals, to be chosen by Mercer Mutual and retained by it to prepare an appraisal of the consolidated pro forma market value of the Converted Company as a subsidiary of the Holding Company.

     Local Community: The term "Local Community" means the State of New Jersey and the Commonwealth of Pennsylvania, in their entirety, which States comprise the primary geographic market area of Mercer Mutual.

     Market Maker: The term "Market Maker" means a dealer (i.e., any person who engages, either for all or part of such person's time, directly or indirectly, as agent, broker or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security: (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized interdealer quotation system or furnishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at such dealer's quoted prices with other brokers or dealers.

     Maximum of the Valuation Range: The term "Maximum of the Valuation Range" means the valuation that is 15 percent (15%) above the midpoint of the Valuation Range as provided in Section 7(A)(1) of the Plan.

     Mercer Mutual: The term "Mercer Mutual" means Mercer Mutual Insurance Company.

     Minimum of the Valuation Range: The term "Minimum of the Valuation Range" means the valuation that is 15 percent (15%) below the midpoint of the Valuation Range as provided in Section 7(A)(1) of the Plan.

     Offering: The term "Offering" means the Offering of Conversion Stock by the Holding Company in the Subscription Offering, the Community Offering and in an Underwritten Public Offering or otherwise pursuant to the Plan.

     Officer: The term "officer" means an executive officer of the Holding Company or of Mercer Mutual, as the case may be, including the President, the Executive Vice President, any Senior Vice President, and Vice Presidents in charge of principal business functions.

     Order Form: The term "Order Form" means the order form or forms to be used by Eligible Policyholders and other persons eligible to purchase Conversion Stock pursuant to the Plan.

     Participant: The term "Participant" means a person entitled to purchase shares of Conversion Stock in the Subscription Offering (i.e., an Eligible Policyholder, a Tax-Qualified Employee Stock Benefit Plan, or a director, officer or employee of Mercer Mutual).

     Person: The term "person" means any individual, corporation, partnership, association, limited liability company, trust or other entity.

     Plan: The term "Plan" means this Plan of Conversion, as it may from time to time be amended, under which Mercer Mutual will convert from a Pennsylvania-chartered mutual insurance company to a Pennsylvania-chartered stock insurance company and become a wholly-owned subsidiary of the Holding Company.

     Private Placement: The term "Private Placement" means the offer and sale of Conversion Stock in a private placement as contemplated under Section 7 of the Plan.

     Purchase Price: The term "Purchase Price" means the uniform price per share at which the Conversion Stock will be offered and sold in the Offering, which price shall be determined by the Holding Company in accordance with
Section 7(A) of the Plan.

     Qualifying Policy: The term "Qualifying Policy" means a policy of insurance issued by Mercer Mutual and in force as of the close of business on the Eligibility Record Date.

     Registration Statement: The term "Registration Statement" means the Registration Statement on Form S-1 and any amendments thereto filed by the Holding Company with the SEC pursuant to the Securities Act of 1933, as amended, to register the shares of Conversion Stock.

     Resident: The term "Resident," as used in this Plan in relation to the preference afforded natural persons and trusts of natural persons in the Local Community, means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, ongoing, non-transitory presence within the Local Community) and continues to reside therein at the time of the Subscription and Community Offerings. Mercer Mutual may utilize policyholder records and such other evidence as it may determine to be relevant to make a determination as to whether a person resides in the Local Community. In the case of a corporation or other business entity, such entity shall be deemed to be a Resident only if its principal place of business or headquarters is located within the Local Community. All determinations as to the status of a person as a Resident shall be made by Mercer Mutual in its sole and absolute discretion and shall be final and binding.

     Sale: The terms "sale" and "sell" mean every contract to sell or otherwise dispose of a security or an interest in a security for value, but such terms do not include an exchange of securities in connection with a merger or acquisition approved by the Department.

     SEC: The term "SEC" means the Securities and Exchange Commission or any successor agency.

     Special Meeting: The term "Special Meeting" means the Special Meeting of Eligible Policyholders to be called by Mercer Mutual for the purpose of submitting the Plan to its Eligible Policyholders for approval.

     Subscription Offering: The term "Subscription Offering" means the offering of shares of Conversion Stock to Eligible Policyholders, a Tax-Qualified Employee Stock Benefit Plan and directors, officers and employees of Mercer Mutual.

     Subscription and Community Offering Prospectus: The term "Subscription and Community Offering Prospectus" means the final prospectus to be used in connection with the Subscription and Community Offerings.

     Subscription Rights: The term "Subscription Rights" means the non-transferable, non-negotiable, personal rights of Eligible Policyholders, the Tax-Qualified Employee Stock Benefit Plan and directors, officers and employees of Mercer Mutual to subscribe to purchase Conversion Stock at the Purchase Price.

     Tax-Qualified Employee Stock Benefit Plan: The term "Tax-Qualified Employee Stock Benefit Plan" means any defined benefit plan or defined contribution plan of Mercer Mutual or of the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan that, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code of 1986, as amended. The term "Non-Tax-Qualified Employee Stock Benefit Plan" means any defined benefit plan or defined contribution plan which is not so qualified.

     Underwritten Public Offering: The term "Underwritten Public Offering" means the offer and sale of Conversion Stock in a best efforts or firm commitment underwritten public offering as contemplated under Section 7 of the Plan.

     Valuation Range: The term "Valuation Range" means the estimated range of the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Holding Company, to be prepared by the Independent Appraiser as provided in
Section 7(A)(1) of the Plan.

3.  APPLICATION

     Within 90 days after adoption of the Plan by the Board of Directors of Mercer Mutual and prior to submission of the Plan to the Eligible Policyholders for approval at the Special Meeting, Mercer Mutual must file an application for approval of the Conversion with the Department pursuant to the Act (the "Application"). The Application shall contain the following:

          (A) The Plan;

          (B) The independent evaluation of pro forma market value required by
     Section 7(A) of the Plan;

          (C) The form of notice required by this Section 3;

          (D) The form of proxy to be solicited from Eligible Policyholders pursuant to Section 4 of the Plan;

          (E) The form of notice required by Section 809-A of the Act to persons whose policies are issued after adoption of the Plan but before the Effective Date;

          (F) The proposed amended Articles of Incorporation and Bylaws of the Converted Company; and

          (G) The acquisition of control statement, as required by Section 1402 of the Insurance Company Act of 1921, as amended.

     Upon the filing of the Application, Mercer Mutual shall send a notice by first class mail to each Eligible Policyholder, which notice shall: (i) advise such Eligible Policyholder of the adoption of the Plan, (ii) advise such Eligible Policyholder of the filing of the Plan with the Department, (iii) notify such Eligible Policyholder of his or her right to provide comments on the Plan to the Department and to Mercer Mutual, (iv) advise such Eligible Policyholder of the procedure to be followed in providing comments on the Plan;
(v) notify such Eligible Policyholder of his or her right to request and receive a copy of the Plan; and (vi) disclose to such Eligible Policyholder that the initial Plan is not the final approved Plan and that the Commissioner's approval, if any, of the final plan does not constitute or imply endorsement of the Plan or the Conversion by the Commissioner or the Department. Such notice may be given by mailing one notice to the address of each Qualifying Policy, as such address appears on the records of Mercer Mutual; separate notices to each person who is an Eligible Policyholder in respect of such Qualifying Policy shall not be required.

4.  THE SPECIAL MEETING

     Following the filing of the Application with the Department, a Special Meeting to vote on the Plan shall be held by Mercer Mutual in accordance with the bylaws of Mercer Mutual and applicable law. Notice of the Special Meeting will be given by Mercer Mutual by means of the mailing of (i) a notice of special meeting, (ii) a proxy statement, (iii) a form of proxy authorized for use by the Department and (iv) a copy of the Plan as approved by the Department, to the address of each Qualifying Policy as such address appears on the records of Mercer Mutual at least 30 days prior to the Special Meeting; separate notices to each person who is an Eligible Policyholder in respect of such Qualifying Policy shall not be required. Mercer Mutual may in its discretion include with this mailing a Subscription and Community Offering Prospectus as provided in Section 5 below.

     Pursuant to the Act, the Plan must be approved by the affirmative vote of at least two-thirds of the votes cast at the Special Meeting to be held by Mercer Mutual. Voting may be in person or by proxy. The Department shall be promptly notified of the vote of the Eligible Policyholders taken at the Special Meeting. The Plan shall not be deemed to have been approved unless it is approved by the Eligible Policyholders of Mercer Mutual.

5.  OFFERING DOCUMENTS

     The Holding Company may commence the Subscription Offering and, provided that the Subscription Offering has commenced, may commence the Community Offering concurrently with or during the proxy solicitation of Eligible Policyholders. The Holding Company may close the Subscription Offering and the Community Offering before the Special Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon approval of the Plan by the Eligible Policyholders.

     The proxy solicitation materials of Mercer Mutual may require an Eligible Policyholder to return to Mercer Mutual, by a reasonable date certain, an accompanying postage-paid written communication requesting receipt of a Subscription and Community Offering Prospectus in order to be entitled to receive a Subscription and Community Offering Prospectus; the Subscription Offering and the Community Offering shall be deemed under such circumstances to have commenced on the date of the mailing of the proxy solicitation materials and may not be closed until the expiration of at least thirty (30) days after the date of mailing of such proxy solicitation materials; provided, however, that either or both the Subscription Offering and the Community Offering may be extended by the Holding Company for up to an additional forty-five (45) days beyond the expiration of such thirty (30) day period. If the Subscription Offering is commenced after the Special Meeting, Mercer Mutual shall mail to the address of each Qualifying Policy as such address appears on the records of Mercer Mutual, no more than thirty (30) days prior to the commencement of the Subscription Offering, a written notice of the commencement of the Subscription Offering, which notice shall state that Mercer Mutual is not required to furnish a Subscription and Community Offering Prospectus unless an Eligible Policyholder returns, by a reasonable date certain, an accompanying postage-paid written communication requesting the receipt of the Subscription and Community Offering Prospectus. Such notice may be given by mailing one notice to the address of each Qualifying Policy as such address appears on the records of Mercer Mutual; separate notices to each person who is an Eligible Policyholder in respect of such Qualifying Policy shall not be required.

     Prior to the commencement of the Subscription and Community Offerings, the Holding Company shall file the Registration Statement with the SEC pursuant to the Securities Act of 1933, as amended. The Holding Company shall not distribute the Subscription and Community Offering Prospectus until the Registration Statement has been declared effective by the SEC. The Subscription and Community Offering Prospectus may be combined with the proxy statement prepared in connection with the Special Meeting.

6.  CONSUMMATION OF CONVERSION

     The Effective Date will be the date upon which Articles of Conversion are filed by Mercer Mutual in the office of the Department of State of the Commonwealth of Pennsylvania. On the Effective Date, the Conversion Stock will be issued and sold by the Holding Company, the Converted Company Capital Stock will be issued and sold to the Holding Company and the Converted Company will become a wholly-owned subsidiary of the Holding Company. The Converted Company will issue to the Holding Company 100,000 shares of common stock, representing all of the shares of Converted Company Capital Stock to be issued in the Conversion, and the Holding Company will pay to the Converted Company that portion of the aggregate net proceeds realized by the Holding Company from the sale of the Conversion Stock under the Plan as may be determined by the Holding Company, subject to any requirement of the Department.

7.  THE OFFERING

  A. Determination of the Number of Shares of Conversion Stock Required to be Offered and Sold.

     The number of shares of Conversion Stock required to be offered and sold in the Conversion will be determined as follows:

     1. Independent Appraiser. An expert who is experienced in the field of corporate appraisals and who is independent of the Holding Company and Mercer Mutual (the "Independent Appraiser") will be retained by the Holding Company and Mercer Mutual to prepare an appraisal of the consolidated pro-forma market value of the Converted Company as a subsidiary of the Holding Company. The Independent Appraiser will establish a valuation range (the "Valuation Range") consisting of a midpoint valuation, a valuation 15 percent (15%) above the midpoint valuation (the "Maximum of the Valuation Range") and a valuation 15 percent (15%) below the midpoint valuation (the "Minimum of the Valuation Range"). The valuation of the Independent Appraiser will be based upon the financial condition of Mercer Mutual, a comparison of Mercer Mutual with comparable publicly-held insurance companies, and such other factors as the Independent Appraiser may deem to be relevant and as are not inconsistent with the provisions of the Act, including (as required by the Act) that value which the Independent Appraiser estimates to be necessary to attract a full subscription for the Conversion Stock. The valuation of the Independent Appraiser will be submitted to the Department as part of the Application to be filed by Mercer Mutual for approval of the Conversion.

     2. Purchase Price. The Purchase Price will be uniform as to all purchasers in the Offering, will be determined by the Holding Company, and will be an amount that when multiplied by the number of shares of Conversion Stock offered (without regard to the shares offered pursuant to clauses 7.A.3(ii) and (iii)) is within the Valuation Range.

     3. Number of Shares of Conversion Stock to be Offered. The number of shares of Conversion Stock to be offered in the Offering shall be equal to the sum of: (i) the Maximum of the Valuation Range divided by the Purchase Price, plus (ii) ten percent (10%) of clause (i), plus (iii) if necessary, the amount required to enable the Tax-Qualified Employee Stock Benefit Plan to purchase in the aggregate ten percent (10%) of the total shares of Conversion Stock issued in the Offering.

     4. Number of Shares of Conversion Stock to be Sold. Immediately following the completion of the Subscription Offering and the Community Offering, the Independent Appraiser will submit to the Holding Company and to the Department its updated estimate of the pro-forma fair market value of the Converted Company as a subsidiary of the Holding Company, as of the later of the last day of the Subscription Offering or the last day of the Community Offering. If such updated estimated valuation does not fall within the Valuation Range, then the Holding Company, after consultation with the Department, may cancel the Offering and terminate the Plan, establish a new Valuation Range, extend, reopen or hold a new Offering or take such other action as may be authorized by the Department.

     If such updated estimated valuation falls within the Valuation Range, the following steps will be taken:

     a. Subscription Offering Meets or Exceeds Maximum. If, upon conclusion of the Subscription Offering and the Community Offering, the number of shares subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Maximum of the Valuation Range, then in such event the Conversion shall be promptly consummated and the Holding Company on the Effective Date shall issue shares of Conversion Stock to the subscribing Participants; provided, however, that the number of shares of Conversion Stock issued shall not exceed the number of shares of Conversion Stock offered in the Offering. In the event of an oversubscription in the Subscription Offering, shares of Conversion Stock shall be allocated among the subscribing Participants as provided in Section 7(C) below; provided, however, that no fractional shares of Conversion Stock shall be issued.

     b. Subscription Offering Meets or Exceeds Minimum. If, upon conclusion of the Subscription Offering and the Community Offering, the number of shares of Conversion Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, but less than the Maximum of the Valuation Range, then in such event the Conversion shall be promptly consummated and the Holding Company on the Effective Date shall issue to the subscribing Participants shares of Conversion Stock in an amount sufficient to satisfy the subscriptions of such Participants in full. To the extent that shares of Conversion Stock remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, the Holding Company shall have the right in its absolute discretion to accept, in whole or in part, subscriptions received from any or all subscribers in the Community Offering and/or to sell shares of Conversion Stock to purchasers in an Underwritten Public Offering or Private Placement; provided, however, that the number of shares of Conversion Stock issued shall not exceed the number of shares of Conversion Stock offered in the Offering; and, provided further, that no fractional shares of Conversion Stock shall be issued.

     c. Subscription Offering Does Not Meet Minimum. If, upon conclusion of the Subscription Offering and the Community Offering, the number of shares of Conversion Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event the Holding Company shall accept subscriptions received from subscribers in the Community Offering and/or sell shares of Conversion Stock to purchasers in an Underwritten Public Offering or Private Placement. If the aggregate number of shares of Conversion Stock subscribed for in the Subscription Offering, the Community Offering and in any Underwritten Public Offering or Private Placement multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, then in such event the Conversion shall be consummated promptly and the Holding Company shall on the Effective Date shall: (i) issue to subscribing Participants shares of Conversion Stock in an amount sufficient to satisfy the subscriptions of such Participants in full, and (ii) issue to subscribers in the Community Offering and/or to purchasers in any Underwritten Public Offering or Private Placement such additional number of shares of Conversion Stock such that the aggregate number of shares of Conversion Stock to be issued to subscribing Participants, to subscribers in the Community Offering and/or to purchasers in any Underwritten Public Offering or Private Placement multiplied by the Purchase Price shall be equal to the Minimum of the Valuation Range; provided, however, that no fractional shares of Conversion Stock shall be issued. The Holding Company may in its absolute discretion elect to issue shares of Conversion Stock to subscribers in the Community Offering and/or to purchasers in any Underwritten Public Offering in excess of the number determined by reference to clause (ii) of the preceding sentence; provided, however, that the number of shares of Conversion Stock issued shall not exceed the number of shares of Conversion Stock offered in the Offering.

     d. Offering Does Not Meet Minimum. If the aggregate number of shares of Conversion Stock subscribed for in the Subscription Offering, the Community Offering and in any Underwritten Public Offering or Private Placement multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event the Holding Company, in consultation with the Department, may cancel the Offering and terminate the Plan, establish a new Valuation Range, extend, reopen or hold a new Offering or take such other action as may be authorized by the Department.

     If, following a reduction in the Valuation Range approved by the Department, the aggregate number of shares of Conversion Stock subscribed for in the Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range (as such Valuation Range has been reduced), then in such event the Conversion shall be promptly consummated. The Holding Company on the Effective Date shall: (i) issue shares of Conversion Stock to Participants in the Subscription Offering in an amount sufficient to satisfy the subscriptions of such subscribers in full, and (ii) issue to subscribers in the Community Offering and/or to purchasers in any Underwritten Public Offering or Private Placement such additional number of shares of Conversion Stock such that the aggregate number of shares of Conversion Stock to be issued multiplied by the Purchase Price shall be equal to the Minimum of the Valuation Range (as such Valuation Range has been reduced).

     e. Discretion of the Holding Company. Notwithstanding anything to the contrary set forth in the Plan, the Holding Company shall have the right in its absolute discretion and without liability to any subscriber, purchaser, underwriter or any other person: (i) to determine which subscriptions, if any, to accept in the Community Offering and to accept or reject any such subscription in whole or in part for any reason or for no reason, and (ii) to determine whether and to what extent shares of Conversion Stock are to be sold in an Underwritten Public Offering or Private Placement.

  B.  Subscription Rights.

     Subscription Rights are nontransferable, nonnegotiable personal rights to subscribe for and purchase shares of Conversion Stock at the Purchase Price that will be distributed by the Holding Company, without payment, to each Participant. The receipt of Subscription Rights by a Participant will permit (but will not require) the Participant to subscribe to purchase shares of Conversion Stock at the Purchase Price in the Subscription Offering.

     The exercise of Subscription Rights is irrevocable and an executed Order Form may not be modified, amended or rescinded. Conversely, the failure of a Participant to timely deliver a duly executed Order Form, together with full payment for the shares of Conversion Stock subscribed for, will be deemed to constitute an irrevocable waiver and release by the Participant of all rights to subscribe for and purchase Conversion Stock in the Subscription Offering.

  C.  The Subscription Offering.

     Subscription Rights to purchase shares of Conversion Stock at the Purchase Price will be distributed by the Holding Company to the Participants in the following priorities:

     1. Eligible Policyholders. Each Eligible Policyholder will receive, without payment, Subscription Rights to purchase up to the lesser of 5% or one hundred thousand (100,000) shares of Conversion Stock; provided, however, that the maximum number of shares that may be purchased by Eligible Policyholders in the aggregate shall be equal to the Maximum of the Valuation Range divided by the Purchase Price. In the event of an oversubscription, shares of Conversion Stock will be allocated among subscribing Eligible Policyholders, as follows. First, shares of Conversion Stock will be allocated among subscribing Eligible Policyholders so as to permit each such Eligible Policyholder, to the extent possible, to purchase the lesser of: (i) 1000 shares, or (ii) the number of shares subscribed for. Second, any shares of Conversion Stock remaining after such initial allocation will be allocated among the subscribing Eligible Policyholders whose subscriptions remain unsatisfied in the proportion in which:
(i) the aggregate number of shares as to which each such Eligible Policyholder's subscription remains unsatisfied bears to (ii) the aggregate number of shares as to which all such Eligible Policyholders' subscriptions remain unsatisfied; provided, however, that no fractional shares of Conversion Stock shall be issued. If, because of the magnitude of the oversubscription, shares of Conversion Stock cannot be allocated among subscribing Eligible Policyholders so as to permit each such Eligible Policyholder to purchase the lesser of 1,000 shares or the number of shares subscribed for, then shares of Conversion Stock will be allocated among the subscribing Eligible Policyholders in the proportion in which: (i) the aggregate number of shares subscribed for by each such Eligible Policyholder bears to (ii) the aggregate number of shares subscribed for by all Eligible Policyholders; provided, however, that no fractional shares of Conversion Stock shall be issued.

     2. Tax-Qualified Employee Stock Benefit Plans. The Tax-Qualified Employee Stock Benefit Plan will receive, without payment, Subscription Rights to purchase in the aggregate up to ten percent (10%) of the shares of Conversion Stock to be issued in the Conversion.

     3. Directors, Officers and Employees. Each director, officer and employee of Mercer Mutual will receive, without payment, Subscription Rights to purchase up to the lesser of 5% or one hundred thousand (100,000) shares of Conversion Stock; provided, however, that such Subscription Rights shall be subordinated to the Subscription Rights received by the Eligible Policyholders and may be exercised only to the extent that there are shares of Conversion Stock that could have been purchased by Eligible Policyholders, but which remain unsold after satisfying the subscriptions of all Eligible Policyholders. In the event of an oversubscription among the directors, officers and employees, shares of Conversion Stock shall be allocated among them on the basis of a point system under which one point will be assigned for each year of service to Mercer Mutual, one point for each then current annual salary increment of $5,000, and one point for each office held in Mercer Mutual. Each subscribing director, officer or employee will then receive that number of shares of Conversion Stock equal to the remaining unallocated shares of Conversion Stock multiplied by a fraction the numerator of which is the number of points held by such director, officer or employee and the denominator of which is the total number of points held by all subscribing directors, officers and employees.

     A director, officer or employee of Mercer Mutual who subscribes to purchase shares of Conversion Stock and who is also eligible to purchase shares of Conversion Stock as an Eligible Policyholder will be deemed to purchase Conversion Stock first in his or her capacity as an Eligible Policyholder.

  D.  Community Offering.

     To the extent that fewer than the maximum number of shares of Conversion Stock permitted to be sold to Eligible Policyholders and to the directors, officers and employees of Mercer Mutual are purchased in the Subscription Offering, shares of Conversion Stock may be sold to subscribers in the Community Offering as provided in Section 7(A) above. Shares of Conversion Stock will be offered in the Community Offering (which will commence concurrently with the Subscription Offering) to the general public, giving preference to: (i) natural persons and the trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are Residents of the Local Community, (ii) principals of Eligible Policyholders in the case of an Eligible Policyholder which is a corporation, partnership, limited liability company or other entity, (iii) licensed insurance agencies that have been appointed by Mercer Mutual to market and distribute policies of insurance, and their affiliates, (iv) named insureds under policies of insurance issued by Mercer Mutual after October 17, 1997, and
(v) providers of goods or services to Mercer Mutual. In the event that the Holding Company elects to sell shares of Conversion Stock to subscribers in the Community Offering, shares of Conversion Stock will be allocated among such subscribers by the Holding Company in its sole discretion and the Holding Company will have the right in its sole discretion to accept or reject subscriptions from subscribers in the Community Offering, including the preferred subscribers described in clauses (i)-(v) of this paragraph, in whole or in part for any reason or for no reason.

     Subject to the preferences described in the preceding paragraph, the Conversion Stock to be offered in the Community Offering shall be offered and sold in a manner designed to achieve a wide distribution of the Conversion Stock.

  E.  Underwritten Public Offering, Private Placement or Other Action.

     To the extent that fewer than the maximum number of shares of Conversion Stock permitted to be sold to Eligible Policyholders and to the directors, officers and employees of Mercer Mutual are purchased in the Subscription Offering, shares of Conversion Stock may be sold in an Underwritten Public Offering as provided in Section 7(A) above. In the event that the Holding Company determines that a public offering is impractical, the Holding Company will consult with the Department to determine the most practical alternative available to effect the completion of the Conversion, including a Private Placement of the remaining shares of Conversion Stock or a reduction in the Valuation Range.

  F.  Limitations Upon Purchases of Shares of Conversion Stock.

     The following additional limitations and exceptions shall apply to all purchases of Conversion Stock:

     1. To the extent that shares are available, no person may purchase fewer than the lesser of 25 shares of Conversion Stock or shares of Conversion Stock having an aggregate purchase price of $500.00 in the Conversion.

     2. Purchases of shares of Conversion Stock in the Offering by any person, when aggregated with purchases by such person's Affiliates and Associates, or by a group of persons Acting in Concert, shall not exceed the lesser of 5% or one hundred thousand (100,000) shares of Conversion Stock, except that Tax-Qualified Employee Stock Benefit Plans may purchase up to ten percent (10%) of the total shares of Conversion Stock issued in the Offering.

     3. Officers and directors of Mercer Mutual and the Holding Company, together with their Associates, may not purchase in the aggregate more than thirty-four percent (34.0%) of the shares of Conversion Stock issued in the Offering.

     4. For purposes of determining compliance with paragraphs 2 and 3 above, shares of Conversion Stock to be held by the Tax-Qualified Employee Stock Benefit Plans and attributable to a participant thereunder shall not be aggregated with shares of Conversion Stock purchased by such participant or any other purchaser of Conversion Stock in the Conversion.

     5. Directors of the Holding Company and of Mercer Mutual shall not be deemed to be Associates of one another or a group Acting in Concert with other directors solely as a result of membership on the Board of Directors of the Holding Company or the Board of Directors of Mercer Mutual or any subsidiary of Mercer Mutual.

     Subject to any required regulatory approval and the requirements of applicable law, the Holding Company may increase or decrease any of the purchase limitations set forth herein at any time; provided that in no event shall the maximum purchase limitation percentage applicable to Eligible Policyholders be less than the maximum purchase limitation percentage applicable to any other class of subscribers or purchasers in the Offerings. In the event that the individual purchase limitation is increased after commencement of the Subscription Offering and the Community Offering, the Holding Company shall permit any person who subscribed for the maximum number of shares of Conversion Stock to purchase an additional number of shares, such that such person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such person, subject to the rights and preferences of any person who has priority Subscription Rights. In the event that either the individual purchase limitation or the number of shares of Conversion Stock to be sold in the Conversion is decreased after commencement of the Subscription Offering and the Community Offering, the order of any person who subscribed for the maximum number of shares of Conversion Stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

     Each person purchasing Conversion Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law. In the event that such purchase limitations are violated by any person (including any Associate or Affiliate of such person or person otherwise Acting in Concert with such person), the Holding Company shall have the right to purchase from such person at the Purchase Price all shares acquired by such person in excess of any such purchase limitation or, if such excess shares have been sold by such person, to receive the difference between the aggregate Purchase Price paid for such excess shares and the proceeds received by such person from the sale of such excess shares. This right of the Holding Company to purchase such excess shares shall be assignable by the Holding Company.

  G.  Restrictions on and Other Characteristics of Conversion Stock.

     1.  Transferability.

     Conversion Stock purchased by persons other than directors and officers of Mercer Mutual and directors and officers of the Holding Company may be transferred without restriction under the Plan. Conversion Stock purchased by such directors and officers may not be sold for a period of one (1) year from the Effective Date, provided that a sale by a personal representative of a deceased director or officer shall not be considered a sale by such director or officer.

     The certificates representing shares of Conversion Stock issued by the Holding Company to such directors and officers shall bear the following legend:

        The shares of stock evidenced by this Certificate are restricted as to transfer pursuant to the provisions of the Pennsylvania Insurance Company Mutual-to-Stock Conversion Act (the "Conversion Act") and the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold without an opinion of counsel for Mercer Insurance Group, Inc. that such sale is permissible under the provisions of the Conversion Act and the Securities Act.

     In addition, the Holding Company shall give appropriate instructions to its transfer agent with respect to the foregoing restrictions. Any shares of Holding Company Stock subsequently issued pursuant to a stock dividend, stock split or otherwise, with respect to such restricted shares of Conversion Stock shall be subject to the same restrictions as are then applicable to such restricted shares of Conversion Stock.

     2.  Voting Rights.

     After the consummation of the Conversion, exclusive voting rights with respect to the Holding Company shall be vested in the holders of Holding Company Stock and the Holding Company will have exclusive voting rights with respect to the Converted Company Capital Stock.

     3.  Purchases by Officers, Directors and Associates Following Conversion.

     Without the prior approval of the Commissioner, officers and directors of the Converted Company and officers and directors of the Holding Company, and their Associates, shall be prohibited for a period of three (3) years following the Effective Date from purchasing outstanding shares of Holding Company Stock, except through a broker-dealer. Notwithstanding this restriction: (i) block purchases involving more than one percent (1%) of the then outstanding shares of Holding Company Stock may be made without the use of a broker-dealer if approved in writing by the Department, and (ii) purchases may be made by or for the account of an officer or director (a) pursuant to a Tax-Qualified Employee Stock Benefit Plan or (b) pursuant to a Non-Tax Qualified Employee Stock Benefit Plan approved by the shareholders of the Holding Company pursuant to Section 921-A(b) of the Act.

  H.  Mailing of Offering Materials and Collection of Subscriptions.

     After approval of the Plan by the Department and the declaration of the effectiveness of the Registration Statement by the SEC, the Holding Company shall distribute the Subscription and Community Offering Prospectus and Order Forms for the purchase of shares of Conversion Stock in accordance with the terms of the Plan.

     The recipient of an Order Form must properly complete, execute and return the Order Form to the Holding Company on or before the last day of the Subscription Offering or the Community Offering, as the case may be. Self-addressed, postage paid return envelopes shall accompany the Order Forms when delivered by the Holding Company to a potential subscriber. The Holding Company will collate the returned Order Forms upon completion of the Subscription Offering and the Community Offering. The failure by a person to return a properly completed and executed Order Form within the prescribed time limits shall be deemed a waiver and a release by such person of any rights to purchase shares of Conversion Stock hereunder.

     The sale of all shares of Conversion Stock shall be completed within 45 days after the last day of the Subscription Offering unless extended by the Holding Company with the approval of the Department.

  I.  Method of Payment.

     Payment for all shares of Conversion Stock subscribed for in the Subscription Offering and the Community Offering must be received in full by the Holding Company, together with properly completed and executed Order Forms, indicating thereon the number of shares being subscribed for and such other information as may be required thereon, on or prior to the expiration date specified on the Order Form, unless such date is extended by the Holding Company. Payment for all shares of Conversion Stock may be made by check or money order.

     Tax-Qualified Employee Stock Benefit Plans may subscribe for shares of Conversion Stock by submitting an Order Form, together with (in the case of an employee stock ownership plan) evidence of a loan commitment from the Holding Company or an unrelated financial institution for the purchase of the shares of Conversion Stock, during the Subscription Offering and by making payment for the shares subscribed for on or before the Effective Date.

  J.  Undelivered, Defective or Late Order Forms, Insufficient Payment.

     In the event that an Order Form: (i) is not delivered to the addressee and is returned to the Holding Company by the United States Postal Service (or the Holding Company or Mercer Mutual are unable to locate the addressee); (ii) is not received by the Holding Company or is received by the Holding Company after the date specified thereon; (iii) is defectively completed or executed, or (iv) is not accompanied by payment in full for the shares of Conversion Stock subscribed for, the Subscription Rights of the person to whom such rights have been granted will not be honored and such person will be treated as having failed to return the completed Order Form within the time period specified therein. Alternatively, the Holding Company may (but will not be required to) waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for the shares of Conversion Stock subscribed for by such date as the Holding Company may specify. Subscription orders, once tendered, may not be revoked. The Holding Company's determinations with respect to the acceptability of the Order Forms will be final, conclusive and binding upon all persons and neither the Holding Company nor Mercer Mutual (or the directors, officers, employees and agents of any of them) shall be liable to any person in connection with any such determination.

  K.  Persons Who Reside in Non-Qualified States or in Foreign Countries.

     The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Conversion Stock pursuant to the Plan reside. However, the Holding Company shall not be required to offer or sell Conversion Stock to any person who resides in a foreign country or who resides in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Conversion Stock under this Plan reside in such state or foreign country, (ii) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such person would require the Holding Company or Mercer Mutual or their employees to register under the securities laws of such state as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state or foreign country, or (iii) such registration qualification would be impracticable for reasons of cost or otherwise. No payment will be made to any person in lieu of the granting of Subscription Rights to any such person.

  L.  Sales Commissions.

     Sales commissions may be paid as determined by the Holding Company or its designee to securities dealers assisting subscribers in making purchases of Conversion Stock in the Subscription Offering or in the Community Offering. In addition, a sales commission may be paid to a securities dealer for advising and consulting with respect to, or for managing the sale of Conversion Stock in, the Subscription Offering, the Community Offering or any other offering.

  M.  Fractional Shares.

     No fractional shares of Conversion Stock shall be issued in the Conversion. All allocations required to be made hereunder in the event of an oversubscription in the Subscription Offering shall be rounded down to the nearest whole share.

  N.  Repurchase of Conversion Stock.

     Without the prior approval of the Department, for a period of three (3) years from the Effective Date, neither the Holding Company or the Converted Company shall repurchase any Holding Company Stock from any person, except that this restriction shall not apply to either:

          (1) A repurchase on a pro rata basis pursuant to an offer made to all shareholders of the Holding Company; or

          (2) A purchase in the open market by a Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan in an amount reasonable and appropriate to fund the Plan.

8.  ARTICLES OF INCORPORATION

     As part of the Conversion, Articles of Incorporation will be adopted by Mercer Mutual to authorize the Converted Company to operate as a Pennsylvania stock insurance company. By approving the Plan, the Eligible Policyholders of Mercer Mutual will thereby approve amending Mercer Mutual's existing Articles of Incorporation. Prior to completion of the Conversion, the form of amended Articles of Incorporation may be revised in accordance with the provisions and limitations for amending the Plan under Section 11 below. The amendment of the existing Articles of Incorporation of Mercer Mutual shall occur on the Effective Date.

9.  REGISTRATION AND MARKET MAKERS

     In connection and concurrently with the Conversion, the Holding Company shall register the Holding Company Stock with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

     The Holding Company shall use its best efforts to encourage and assist various Market Makers to establish and maintain a market for the Holding Company Stock. The Holding Company shall also use its best efforts to have the Holding Company Stock quoted on the National Association of Securities Dealers, Inc. Automated Quotation System or listed on a national or regional securities exchange.

10.  STATUS OF POLICIES IN FORCE ON THE EFFECTIVE DATE

     Each policy of insurance issued by Mercer Mutual and in force on the Effective Date shall remain in force as a policy issued by the Converted Company in accordance with the terms of such policy, except that, as of the Effective
Date: (i) all voting rights (if any) of the holder of such policy shall be extinguished, (ii) all rights (if any) of the holder of such policy to share in the surplus of Mercer Mutual or the Converted Company shall be extinguished, and
(iii) in the case of a participating policy, the Converted Company shall have the right on the renewal date of such policy to issue a nonparticipating policy as a substitute for the participating policy.

11.  INTERPRETATION, AMENDMENT AND TERMINATION OF THE PLAN

  A.  Interpretation of the Plan.

     The Board of Directors of Mercer Mutual and the Board of Directors of the Holding Company shall have the exclusive authority to interpret and apply the provisions of the Plan to particular facts and circumstances and to make all determinations necessary or desirable to implement the Plan. Any such interpretation, application or determination made in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be final, conclusive and binding upon all persons, and neither the Holding Company nor Mercer Mutual (or the directors, officers, employees or agents of either of them) shall be liable to any person in connection with any such interpretation, application or determination.

  B.  Amendment.

     The Plan may be amended, as follows:

     1. Before Approval by the Department. The Plan may be amended at any time before it is approved by the Department by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Mercer Mutual then in office.

     2. After Approval by the Department. The Plan may be amended at any time after its approval by the Department by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Mercer Mutual then in office; provided, however, that any such amendment shall be subject to approval by the Department.

     3. After Approval by the Eligible Policyholders. The Plan may be amended at any time after its approval by the Eligible Policyholders and prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Mercer Mutual then in office; provided, however, that any such amendment shall be subject to approval by the Department; and provided further that, if such amendment is determined by the Department to be material, such amendment shall be subject to approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the Eligible Policyholders called for that purpose.

     4. Certain Conforming Amendments. In the event that the Department adopts mandatory regulations applicable to the Conversion prior to the Effective Date, the Plan may be amended to conform to such regulations at any time prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Mercer Mutual then in office and no resolicitation of proxies or further approval by the Eligible Policyholders shall be required. In the event that the Department adopts regulations applicable to the Conversion prior to the Effective Date and if such regulations contain optional provisions, the Plan may be amended to conform to any such optional provision at any time before the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Mercer Mutual then in office, and no resolicitation of proxies or further approval by the Eligible Policyholders shall be required.

  C.  Termination.

     The Plan may be terminated as follows:

     1. Before Approval by the Department. The Plan may be terminated at any time before it is approved by the Department by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Mercer Mutual then in office.

     2. After Approval by the Department. The Plan may be terminated at any time after it is approved by the Department by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Mercer Mutual then in office.

     3. After Approval by the Eligible Policyholders. The Plan may be terminated at any time after it is approved by the Eligible Policyholders and prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Holding Company and two-thirds of the directors of Mercer Mutual then in office; provided, however, that any such termination shall be subject to approval by the Department.

  D.  Binding Upon Eligible Policyholders.

     By approving the Plan, the Eligible Policyholders of Mercer Mutual authorize the amendment and termination of the Plan in accordance with the provisions of this Section 11.

12.  STOCK-BASED COMPENSATION PLANS

     It is the intention of the Holding Company to adopt a stock compensation plan (the "Stock Compensation Plan") and a management recognition plan (the "Management Recognition Plan"), which plans shall, in accordance with the requirements of the Act, be subject to approval by the shareholders of the Holding Company at a meeting to be held after the expiration of six (6) months from the Effective Date.

     The Stock Compensation Plan, among other things, will authorize the Board of Directors of the Holding Company to grant to directors, officers and employees of the Holding Company and its subsidiaries (including the Converted Company) options to purchase in the aggregate that number of shares of Holding Company Stock equal to ten percent (10%) of the number of shares sold in the Offering.

     The Management Recognition Plan will authorize the Board of Directors of the Holding Company to grant to directors, officers and employees of the Holding Company and its subsidiaries (including the Converted Company) in the aggregate that number of restricted shares of Holding Company Stock equal to four percent (4%) of the number of shares sold in the Offering, which shares of restricted stock will vest at a rate no greater than ratably over a period of five (5) years (i.e., if vesting is ratable, then twenty percent (20%) of the shares would vest each year on the anniversary of the date of grant).

                                   EXHIBIT B

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        MERCER MUTUAL INSURANCE COMPANY

     FIRST.  The name of the company is Mercer Mutual Insurance Company.

     SECOND. The location and post office address of the registered office of the company in this Commonwealth is One Glenhardie Corporate Center, Suite 202, 1275 Drummers Lane, Wayne, PA 19087.

     THIRD. The company was originally created and organized under the laws of the Commonwealth of Pennsylvania pursuant to Articles of Domestication filed with the Department of State on October 16, 1997 and these Amended and Restated Articles of Incorporation are adopted both pursuant to the provisions of the Business Corporation Law of 1988 (the "BCL"), as amended, and the Pennsylvania Insurance Company Mutual to Stock Conversion Act, as amended. The purpose of the company is and it shall have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which company may be incorporated under the BCL, including the business of insurance.

     FOURTH.  The term of the company's existence is perpetual.

     FIFTH. The aggregate number of shares of capital stock which the company shall have authority to issue is One Hundred Thousand (100,000) shares of common stock, $40.00 par value per share.

     SIXTH. The shareholders of the company shall not have the right to cumulate their votes for the election of directors.

     SEVENTH. No provision of these Amended and Restated Articles of Incorporation may be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is:

          (a) adopted by the Board of Directors;

          (b) approved by the Pennsylvania Department of Insurance, if and to the extent that such approval is required by law; and

          (c) approved by the shareholders of the company, if and to the extent that such approval is required by law.

                                       B-1